UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report: March 9, 2017

(Date of earliest event reported)

BETA MUSIC GROUP, INC.

(Exact name of Company as specified in its charter)

Florida	333-113296	26-0582871
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

7100 BISCAYNE BOULEVARD

MIAMI, FL 33138

(Address of principal executive offices) (Zip Code)

(212) 249-4900

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

This Current report on Form 8-K contains forward-looking statements which include, but are not limited to, statements concerning expectations as to our revenues, expenses, and net income, our growth strategies and plans, the status of evolving technologies and their growth potential, the adoption of future industry standards, expectations as to our financing and liquidity requirements and arrangements, the need for additional capital, and other matters that are not historical facts. These forward-looking statements are based on our current expectations, estimates, and projections about our industry, management’s beliefs, and certain assumptions made by it. Words such as “anticipates”, “appears”, “expects”, “intends”, “plans”, “believes, “seeks”, “estimates”, “may”, “will” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from those results expressed in any forward-looking statements, as a result of various factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are based only upon information available as of the date of this report. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The Company would like to take this opportunity to provide a corporate update to our shareholders as of March 9, 2017:

On June 30, 2015, Beta Music Group, Inc., a Florida corporation (the “Company”) and ChoiceTrade Holdings, Inc., a Puerto Rico corporation and the parent company of ChoiceTrade, an online broker (“Choice”) executed a non-binding letter of intent to exchange at least a majority of the Company’s unregistered, unissued shares of common stock for all of the issued and outstanding shares of Choice  (the “Letter of Intent”).  On September 1, 2015 an amended non-binding letter of intent was signed between the Company and Choice to reflect minor changes in the original letter of intent signed on June 30, 2015. The final amount of the Company’s shares of common stock to be exchanged (the “Exchange Shares”) will be specified in a Share Exchange Agreement where the exchange shares will be delivered by the Company to the shareholders of Choice at closing. After completing the Share Exchange Agreement, the intention is to continue Choice’s historical business, including changing the corporate name and replacing the Company’s Board of Directors with appointees of Choice and former Choice shareholders are expected to own a controlling interest in the Company.

The Company and Choice are in the process of closing of their Share Exchange Agreement contingent upon the completion of a private offering of the Company’s securities in an amount and pursuant to terms reasonably approved by the Company and the approval of both companies’ board of directors. The Company and Choice are in the process of working to with several firms with extensive expertise serving the Chinese, Hong Kong and Asia Markets and regulatory expertise pertaining to the successful expansion of facilitating new customer growth. The Company and Choice are also in the process of working together regarding the securing of between $2.0 million and $5.0 million of capital to close the Share Exchange Agreement.

Since the completion of the amended Letter of Intent on September 1, 2015, Choice has spent a substantial amount of working capital to prepare for the expansion of their operations in the Asia and other international markets. Choice has signed a business partnership agreement with a U.S. subsidiary of one of the largest and the most respected Internet-based financial service providers in China. Choice has also spent capital on the continued development of their owned software technology including web-based front-end and back-end routing engines. The web-based front-end is mobile-enabled that is easily translated into foreign languages to support Choice’s proposed expansion into China and other international markets. Choice anticipates the development of their technology and proprietary new account processing software will allow for high volume of new accounts to be opened at low cost for new customers from China and other international markets. Choice expects that its cloud-based infrastructure will be quickly and inexpensively scalable to accommodate thousands of new customers and trades.

The Company is in the process of engaging corporate counsel to domicile the Company’s corporate headquarters from Florida to Puerto Rico. The Company anticipates that corporate tax structure and other economic benefits of Puerto Rico along with Choice expansion into China, Hong Kong, and other international markets will provide increased value for our shareholders. The Company is also in the process of working with legal counsel related to the completion of the planned spin-off of the Company’s current digital media business to the Company’s shareholders of record at a date, approved by the Company, prior to the closing of the Share Exchange Agreement. The Company is in the process of the working with our auditor, Malone Bailey, to complete the prior and current financial filings, which has been delayed from the time of from signing the letter of intent to the closing of the Share Exchange Transaction. We anticipate the prior and current filings will bring the Company current standing with the exchanges and OTC Markets.

The Company would like to thank all of our shareholders for their continued support and their patience as we work to complete this complicated transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 9, 2017

BETA MUSIC GROUP, INC.

By:	/s/ Jim Ennis
Jim Ennis
Chief Executive Officer